008 Putnam Convertible Securities Fund
4/30/15 Semi Annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A    6,216
Class B	   93
Class C	   534
Class I    *
Class M	   38

72DD2

Class R    65
Class Y	   3,382

* Amount represents less than 1

73A1

Class A    0.269
Class B	   0.177
Class C	   0.178
Class I    0.131
Class M	   0.208

73A2

Class R    0.239
Class Y	   0.300

74U1

Class A    22,984
Class B	   532
Class C	   3,123
Class I    *
Class M	   191

74U2

Class R    262
Class Y	   11,816

* Amount represents less than 1

74V1

Class A    25.12
Class B	   24.64
Class C	   24.84
Class I    25.14
Class M	   24.87

74V2

Class R	   25.02
Class Y	   25.12

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.